Exhibit 10.36

Tamara L. Tompkins

1040 Continentals Way #13

Belmont, CA 94002

January 15, 2009

Re: Amendment to Offer Letter

Dear Tammy:

This letter amends the offer letter between you and Amyris Biotechnologies, Inc. (“Amyris”) dated January 25, 2005 (the “Original Offer Letter”). The Original Offer Letter shall be amended by adding the following provisions:

1.

Termination of Employment. If you resign your employment with Amyris or if Amyris terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation. If Amyris terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (i) signing and not revoking a release of any and all claims, in a form prescribed by Amyris, and (ii) returning to Amyris all of its property and confidential information that is in your possession, you will receive the following:

(A)

Continuation of your base salary for twelve (12) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris, provided that these payments will be terminated as of the date you commence employment with another employer or engage or participate in any consulting or advisory arrangement or any other arrangement that involves any form of remuneration, including remuneration for services performed by you as an officer, director, employee, representative or agent of, or in any other capacity for, any other person or entity (each, an “Engagement”);

(B)

If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then Amyris shall pay your monthly premium under COBRA until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence employment with an entity other than Amyris or any other Engagement; and

(C)	If your employment is terminated by Amyris for any reason other than for Cause within your first year of employment, a portion of your options granted under

5885 Hollis Street Suite 100, Emeryville California 94608

P. 510 450 0781 F: 510 225 284 8

Section 4 above will vest as follows: the number of shares that shall vest shall be equal to the number obtained by multiplying the number of shares of common stock subject to the option granted pursuant to Section 4 by a fraction, the numerator of which shall be the number of complete months you have been employed by Amyris up to the date of termination and the denominator of which shall be 60.

You will notify Amyris in writing within five (5) days of your receipt of an offer of employment with any entity other than Amyris or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing. These salary and benefits continuance benefits are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement.

For all purposes under this Agreement, a termination for “Cause” shall mean a determination that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Amyris, (ii) a violation of a federal or state law or regulation applicable to the business of Amyris, (iii) conviction or plea of no contest to a felony or to a misdemeanor involving moral turpitude under the laws of the United States or any State, (iv) fraud or misappropriation of property belonging to Amyris or its affiliates, (v) nonperformance, non-compliance or interference with any third party’s performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or with a former employer, (vi) your failure to satisfactorily perform your duties as assigned from time to time by Amyris after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

2.

Change of Control. If, during your employment with Amyris, there is a Change of Control event (as defined below), and Amyris terminates your employment without Cause or you are Constructively Terminated (as defined below) within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 8, as well as immediate accelerated vesting of fifty percent (50%) of any of the unvested shares under your outstanding options as of the date of termination, conditioned on your complying with the requirements of Section 8 above.

“Change of Control” shall mean (i) a merger, reorganization, consolidation or other transaction (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of Amyris is transferred by the holders of Amyris’ outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of Amyris, or (iii) any other transaction or series of related transactions, in which Amyris’ stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.

“Constructive Termination” shall mean a resignation of your employment within thirty (30) days of the occurrence of any of the following events which occurs within six (6) months following a Change of Control: (i) a material reduction in your responsibilities, (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all or substantially all executive officers of Amyris, or (iii) a relocation of your principal office to a location more than fifty (50) miles from the location of your principal office immediately preceding a Change of Control.

Please confirm your acceptance of this amendment by signing and returning the enclosed copy of this letter.

Sincerely,

John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THIS AMENDMENT:

January 15, 2009
Tamara L. Tompkins	Date